Exhibit 10.24.1

Description of Terms of Separation Arrangement for Cheryl W. Grisé

Mrs. Grisé has announced her plans to retire from the Company on July 1, 2007. In determining the date of her retirement, the Company entered into an agreement in principle with Mrs. Grisé to assure that she would remain with the Company until at least July 1, 2007 in order to ensure an orderly transition of her responsibilities.   As part of the agreement in principle, Mrs. Grisé affirmed the commitments previously made under her employment agreement, including an agreement that, for two years following her retirement, she generally may not engage in activities on behalf of certain competitors, solicit certain employees or interfere with the Company's business relationships.   In consideration of these factors and the other terms of the agreement in principle, the Company will provide Mrs. Grisé with a special retirement benefit which, when combined with her annual benefit under the Retirement Plan and the Supplemental Plan, will provide an approximate annual benefit of $644,000.  Under the agreement in principle, Mrs. Grisé will also be eligible for a lump sum cash payment of roughly $120,000 in lieu of receiving a grant of Restricted Share Units (“RSUs”)  or Performance Cash under the 2007-2009 long-term incentive program.  The agreement in principle also contains a standard general release of all claims against the Company in connection with Mrs. Grisé's employment.